Kayne Anderson Energy Development Company Funds Second Lien Term Loan to ProPetro Services, Inc. and Provides an Update

HOUSTON, TX -- 02/15/2007 -- Kayne Anderson Energy Development Company (the "Company") (NYSE: KED) announced today that it has invested approximately $34 million in a second lien term loan (the "Term Loan") issued by ProPetro Services, Inc. ("ProPetro"), a private oilfield service company. Proceeds from the Term Loan and other bank financing were used as partial consideration in the acquisition of two private oilfield services companies based in the Uinta basin and Rocky Mountains. In conjunction with its investment in the Term Loan, the Company received approximately 2.9 million warrants to purchase shares in ProPetro, which represents an 8% fully diluted interest in ProPetro.

ProPetro is an oilfield service company, founded in 2005, that provides a broad range of drilling and production related services to oil and natural gas exploration and production companies. ProPetro's operations are focused in Texas, Oklahoma, Utah and Colorado.

Subsequent to the Company's fiscal year end on November 30, 2006, the Company made a $47.5 million investment in Millennium Midstream Partners, L.P., a private MLP and the investment in ProPetro. Including the impact of both investments, the Company had invested approximately $191 million or 77% of its net assets at January 31, 2007.

"We are pleased with our progress in investing a significant portion of the initial public offering proceeds since we began operations," said Kevin S. McCarthy, Chairman and Chief Executive Officer. "Our investment strategy is on track, and we believe that our investment opportunities remain strong."

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end users.

This press release does not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect, "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. There is no assurance that the Company's investment objectives will be attained.

Contacts:

KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(800) 231-7414

or

Kayne Anderson Energy Development Company
(888) 533-1232